Exhibit 10.1

June 6, 2024

Catherine J. Boggs

c/o Hecla Mining Company

6500 N. Mineral Dr., Suite 200

Coeur d’Alene, ID 83815

RE:	Interim Chief Executive Officer Agreement (“Agreement”)

On behalf of Hecla Mining Company (“Company”), this letter is to confirm that you accept the position of Interim President and Chief Executive of the Company (“ICEO”). You have agreed to accept this role while the Company engages in a search for a new Chief Executive Officer (“CEO”).

I.	TERM OF SERVICES

The term of this position and this Agreement will commence effective as of May 22, 2024 and will continue until the sooner of (i) the Board of Directors of the Company (the “Board”) or you terminate this Agreement or (ii) the date upon which a new CEO commences employment with the Company and any transition services you agree to provide have been completed. This Agreement can be terminated by the Company at any time for any reason. This Agreement can be terminated by you at any time for any reason with seven (7) days’ prior written notice.

II.	PERFORMANCE OF DUTIES

a) General. You will serve as ICEO of the Company. Your duties and authority as ICEO will be prescribed by the Board and will be commensurate with those of a CEO of a company of comparable size and with a similar business as the Company. During the term of this Agreement, you will report directly to the Board and will devote such time as is necessary to the business of the Company in order to fulfill the expectations of the Board.

b) Continued Board Membership. During the term of this Agreement, you will continue to serve as the Chair of the Board, with Charles B. Stanley serving as Independent Lead Director as set forth in the Company’s Corporate Governance Guidelines.

6500 N. Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208.769.4100 • www.hecla.com

III.	COMPENSATION

In consideration for your services to the Company under this Agreement, you will receive the following compensation and benefits from the Company:

a) Monthly Management Fee. The Company will pay you a monthly fee of One Hundred Six Thousand Dollars in United States funds (US$106,000) comprised of $63,600 in cash, prorated for each partial month of service (“Cash Component”) and $42,400 of value in the form of common stock of the Company (“Stock Component”), prorated for each partial month of service (“Monthly Stock Fee”). The Cash Component will be paid at the beginning of each month starting June, 2024 according to the Company’s normal accounts payable policy, until this Agreement terminates pursuant to Section I. above. The Stock Component will be determined by dividing the applicable Monthly Stock Fee by the closing price of a share of Company common stock on the New York Stock Exchange (“NYSE”) on the last NYSE trading day of the applicable month, or on the last trading day prior to the termination of this Agreement if this Agreement terminates prior to the last trading day of a month, rounded down to the nearest whole share. The Stock Component will be delivered to you in aggregate within ten business days after the termination of this Agreement, but in all events before March 15, 2025.

b) Expenses. The Company will reimburse you for business expenses that are reasonable and necessary for you to perform and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with any Company expense reimbursement policies.

c) Board of Directors Compensation. You will continue to receive the regular fees and equity compensation as Chair of the Board, in addition to the compensation as ICEO described herein.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Hecla Mining Company

By:	/s/ David C. Sienko
Name:	David C. Sienko
Title:	Vice President & General Counsel

ACKNOWLEDGED AND AGREED as of the date indicated above by:

Catherine J. Boggs

/s/ Catherine J. Boggs

6500 N. Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208.769.4100 • www.hecla.com